                                                                    EXHIBIT 99.1

               COLE NATIONAL ANNOUNCES FIRST QUARTER 2003 RESULTS

     Cleveland, Ohio, June 17, 2003 -- Cole National Corporation (NYSE: CNJ), a leading retailer of optical services and personalized gifts with over 2,900 locations throughout North America and the Caribbean and one of the nation's largest providers of managed vision care benefits, today announced results for the first quarter ended May 3, 2003 and filed its Form 10-Q for the quarter.


FINANCIAL AND OPERATING HIGHLIGHTS

        - Revenue rose to $288,249,000 from $285,441,000 in last year's first quarter. Including $6.1 million of pretax legal and audit fees, and a settlement charge, the Company reported a net loss of $0.39 per diluted share compared to earnings of $.05 per share last year.

        - Same store sales for the Company's vision segment decreased 1.2% overall, but rose 15.3% at Target Optical.

        -       Same store sales for Things Remembered increased 1.9%.

        - The Company reached an agreement to settle the class action lawsuit related to the recently completed restatement. The settlement is subject to approval by the court. A pretax charge of $2.7 million was recorded in the first quarter for the Company's share of the settlement.

        - As previously announced, Larry Pollock, the Company's President and Chief Operating Officer, will become President and Chief Executive Officer on June 25, 2003, succeeding Jeffrey A. Cole, Chairman and CEO, who will retire. Walter Salmon, an independent director, will assume the duties of non-executive Chairman of the Board.

     Larry Pollock, President and COO, commented, "Like most retailers, Cole National's first-quarter 2003 results were impacted by the weak economy and the war in Iraq. As we expected - especially given our vision segment's strong same store sales for last year's first quarter, which rose 5.8% overall and 10.6% at Pearle Vision - comparisons for the first quarter of 2003 were challenging for Cole Vision. However, we were pleased by Target Optical's strong performance, which came on top of a same store sales increase of 29.1% in last year's first quarter, as well as by the 3% improvement in same store sales generated by our Sears Optical Focus Market program.

     "At Cole Licensed Brands, overall same store sales were flat in the first quarter of 2003. They rose 15.3% at Target Optical, were essentially flat at BJ's Optical and decreased 1.7% at Sears Optical, which was impacted by a decrease in transactions and an increasingly promotional competitive environment. Average spectacle transaction rose 1.4% at Target Optical and 4.4% at Sears Optical as a result of our key item merchandise strategy, which increased our mix of premium products, including drill mount rimless frames, flexible metal frames and magnetic clips.


         "At Pearle Vision, overall same store sales decreased 3.1%, declining 2.9% for company-owned stores and 3.2% at our franchise stores. A decline in the number of transactions at Pearle company stores was partially offset by an increase in average transaction size. More than 7% of all sales at Pearle company stores in the first quarter were charged to the new Pearle Vision Preferred Card. At the 21 stores included in the Franchise Focus Store program we initiated last year, same store sales rose 1.1%. We added another 13 stores to the program in March and will begin reporting their results next quarter. Just last month, we announced the hiring of Terry J. Hanson as President of Pearle Vision. Terry joins us after a successful career in retailing with ULTA Salon Cosmetics and Fragrances, a 115-store chain he co-founded in 1990, and American Drug Stores, a 658-store chain where he held several executive positions during his 20-year tenure, including President. Terry has a strong retail background in store operations, merchandising and marketing, and his background in the pharmacy industry has many parallels to ours in the optical business. We look forward to the many contributions we know he will make to Cole National.

         "During the first quarter, claims costs at Cole Managed Vision continued to decrease due to the higher level of claims being processed by the Company, which now processes all claims associated with the MetLife book of business, and good expense control. The business was negatively impacted by a higher level of benefit utilization in its funded programs."

         Mr. Pollock continued, "Due to our new merchandise assortment and marketing efforts, our gift segment, Things Remembered, produced a same store sales increase of 1.9% in the first quarter. The new product collections we launched this year, including gifts for children and accessories for pets, have outperformed our expectations. The average transaction increased 8.8% in the first quarter, although the gross margin rate decreased due to lower levels of personalization and increased freight costs. To help offset the difficult economy and weak mall traffic, we revamped Things Remembered's Focus Store program to include a broader cross section of the chain. The program now includes 153 stores, all of which are receiving additional marketing support. Radio advertising and additional personnel training and staffing are also being undertaken in selected Focus markets. In the first quarter, Things Remembered's Internet business continued to be profitable and to produce year-over-year increases in sales and earnings."

         The Company signed a Memorandum of Understanding dated May 30, 2003 to settle a class action lawsuit alleging claims for various violations of federal securities laws related to the Company's publicly reported revenues and earnings. The action named the Company and certain present and former officers and directors as defendants, and sought unspecified compensatory damages, punitive damages "where appropriate," costs, expenses and attorney's fees. The settlement is subject to court approval. The Company has reached agreement with its insurance carrier relating to the payment of this claim, and a pretax charge of $2.7 million was recorded in the first quarter of 2003.

         The Company announced on June 4, 2003 that Larry Pollock, the Company's President and COO, will become President and CEO at the annual meeting of shareholders on June 25, 2003. He succeeds the Company's Chairman and CEO, Jeffrey A. Cole, who is retiring. Walter Salmon, an independent director who has served on the Company's Board of Directors since 1997, will assume the duties of non-executive Chairman of the Board. The Company anticipates fulfilling Mr. Cole's employment agreement and retirement and life insurance obligations. The Company estimates that these obligations will require a one-time lump sum cash payment in the range of $11.5 million to $15 million, with an impact on net income in the second quarter of fiscal 2003 in the range of $5 million to $7.5 million.

         As a retailer, the Company believes that a measure of same store sales performance is important for understanding its operations. Same store sales growth is a non-GAAP financial measure, which includes deferred warranty sales on a cash basis and does not reflect provisions for returns and remakes and certain other items. Adjustments to the cash basis sales information accumulated at the store level are made for these items on an aggregate basis. This measure is consistent with the measures previously used in the Company's reports. A reconciliation of same store sales to revenue is set forth in Schedule II.


FINANCIAL RESULTS

         Revenues for the first quarter of 2003 increased to $288,249,000 from $285,441,000 as a result of increased same store sales at Target Optical and Things Remembered, and increases in managed vision care programs, partially offset by lower revenues at Pearle Vision compared to last year and negative same store sales at Sears Optical.

         The gross margin rate in the first quarter was 66.9% compared to 67.4% in the same period last year. At Cole Vision, the gross margin rate declined by 35 basis points due to several factors, including an increase in promotional discounts, increased lens costs due to changes in the sales mix and increased sales to franchisees. Sales to franchisees have a lower gross margin rate, but offer other benefits to the Company, including a more uniform merchandise assortment and consistent brand look across the entire chain. At Things Remembered, the gross margin rate decreased 110 basis points as a result of lower levels of personalization sales and higher freight costs.

         Operating expenses as a percent of sales increased to 67.8% compared to 64.4% in last year's first quarter. Expenses related to managed vision care programs were $3.5 million higher to support increases in capitated revenues and increased benefit utilization in capitated programs, net of reductions in claims processing costs. Health care benefit and workers compensation expenses were $1.4 million higher in the first quarter. Things Remembered incurred incremental marketing expenses of $1.0 million to support its radio advertising and direct marketing, and $0.4 million in rent and occupancy costs. The Company also incurred $3.4 million of expenses for legal and audit fees relating to the completion of its restatement and re-audit, and $2.7 million to settle the securities class action suit. Partially offsetting the expense increase were savings from reduced bonus expense, work force reductions, and a decrease in travel expenses. In addition, the first quarter of fiscal 2002 included charges of $1 million for the closure of 12 Target Optical locations.

OUTLOOK

         While same store sales in the Company's vision segment declined in the first quarter of fiscal 2003, the Company saw a change in that trend in May, with same store sales for the vision segment increasing in the upper single digits. Things Remembered's positive same store sales strengthened their trend from the first quarter. There is no assurance that these trends will continue for the remainder of the second quarter.

       The Company expects that certain operating expense trends experienced in the first quarter of fiscal 2003, such as higher workers compensation, fringe benefits costs, and occupancy costs, are likely to continue in the second quarter. As previously noted, the Company expects certain one-time charges associated with the retirement of its Chairman and CEO to negatively impact net income in the second quarter of fiscal 2003.

CONFERENCE CALL INFORMATION

       Cole National's management will conduct a conference call today at 10:00 a.m. Eastern Time to discuss the first-quarter 2003 results. Investors and interested parties may listen to the call via WWW.COLENATIONAL.COM and www.streetevents.com.


ABOUT COLE NATIONAL

         Cole National Corporation's vision business, together with Pearle franchisees, has 2,180 locations in the U.S., Canada, Puerto Rico and the Virgin Islands and includes Cole Managed Vision, one of the largest managed vision care benefit providers with multiple provider panels and nearly 20,000 practitioners. Cole's personalized gift business, Things Remembered, serves customers through 761 locations nationwide, catalogs, and the Internet at WWW.THINGSREMEMBERED.COM. Cole also has a 21% interest in Pearle Europe, which has 1,166 optical stores in Austria, Belgium, Estonia, Finland, Germany, Italy, the Netherlands, Poland, Portugal, Russia and Sweden.

FORWARD LOOKING STATEMENT

         The Company's expectations and beliefs concerning the future contained in this document and the Form 10-K are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecasted due to a variety of factors that can adversely affect the Company's operating results, liquidity and financial condition, such as risks associated with potential adverse consequences of the restatement of the Company's financial statements, including those resulting from litigation or government investigations, and including the court approval of the proposed settlement of a class action lawsuit related to the restatement; restrictions or curtailment of the Company's credit facility and other credit situations; costs and other effects associated with the California litigation; the timing and achievement of improvements in the operations of the optical business; the results of Things Remembered, which is highly dependent on the fourth quarter holiday season; the nature and extent of disruptions of the economy from terrorist activities or major health concerns and from governmental and consumer responses to such situations; the actual utilization of Cole Managed Vision funded eyewear programs; the success of new store openings and the rate at which new stores achieve profitability; the Company's ability to select, stock and price merchandise attractive to customers; success of systems development and integration; costs and other effects associated with litigation; competition in the optical industry; integration of acquired businesses; economic and weather factors affecting consumer spending; operating factors affecting customer satisfaction, including manufacturing quality of optical and engraved goods; the Company's relationships with host stores and franchisees; the mix of goods sold, pricing and other competitive factors; the seasonality of the Company's business; and the results of the pending negotiations between the Company and its Chairman and Chief Executive Officer. The Company does not assume any obligation to update the forward looking statements in this press release.

                               FIRST QUARTER ENDED
                              RESULTS OF OPERATIONS
                    (in thousands, except per share amounts)


                                                                               13 WEEKS ENDED
                                                                        ------------------------------
                                                                           MAY 3,           MAY 4,
                                                                            2003             2002
                                                                        -------------    -------------
                                                                                 UNAUDITED
                                                                        ------------------------------
     Net revenue                                                        $    288,249     $    285,441

     Cost of goods sold                                                       95,334           93,129
     Operating expenses                                                      195,446          183,934
                                                                        -------------    -------------
        Total costs and expenses                                             290,780          277,063

     Operating income (loss)                                                  (2,531)           8,378

     Interest expense                                                          6,388            7,042
     Interest and other (income) expense, net                                   (907)          (1,553)
                                                                        -------------    -------------

     Income (loss) before income taxes                                        (8,012)           2,889

     Income tax (benefit) provision                                           (1,601)           2,023
                                                                        -------------    -------------

     Net income (loss)                                                  $     (6,411)    $        866
                                                                        =============    =============

     Earnings (loss) per share:
        Basic                                                           $      (0.39)    $       0.05
        Diluted                                                         $      (0.39)    $       0.05

     Weighted average shares:
        Basic                                                                 16,304           16,128
        Diluted                                                               16,304           16,588



===============================================================================



                               FINANCIAL POSITION
                                ($ in thousands)


                                                                           MAY 3,           MAY 4,        FEBRUARY 1,
                                                                            2003             2002             2003
                                                                        -----------       ------------    -------------
                                                                                  UNAUDITED                 AUDITED
                                                                        ------------------------------    -------------
     ASSETS
     Current assets:
        Cash and cash equivalents                                       $     29,420     $     62,438     $     41,963
        Accounts and notes receivable, net                                    61,001           48,800           59,168
        Inventories                                                          134,055          127,674          120,684
        Prepaid expenses and other current assets                             55,548           55,192           55,349
                                                                        -------------    -------------    -------------
           Total current assets                                              280,024          294,104          277,164

     Property and equipment, net                                             121,336          120,900          121,008

     Intangible and other non-current assets, net                            250,906          231,348          245,435
                                                                        -------------    -------------    -------------

           Total assets                                                 $    652,266     $    646,352     $    643,607
                                                                        =============    =============    =============

     LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities:
        Current portion of long-term debt                               $      5,235     $        264     $        232
        Accounts payable                                                      70,990           66,657           67,579
        Deferred revenue                                                      38,613           36,660           37,592
        Accrued liabilities and other                                        113,719          113,065          105,252
                                                                        -------------    -------------    -------------
           Total current liabilities                                         228,557          216,646          210,655

     Long-term debt, net of discount and current portion                     281,781          284,747          286,553

     Other long-term liabilities                                              42,053           23,420           41,587

     Deferred revenue, long-term                                              12,292           11,932           11,559

     Stockholders' equity                                                     87,583          109,607           93,253
                                                                        -------------    -------------    -------------
           Total liabilities and stockholders' equity                   $    652,266     $    646,352     $    643,607
                                                                        =============    =============    =============




--------------------------------------------------------------------------------
  Certain prior year amounts in the statements above have been reclassified to conform with the current year's presentation.

                                   SCHEDULE II
                         SAME-STORE SALES RECONCILIATION
                                ($ in thousands)


                                                                          13 WEEKS ENDED
                                                                              MAY 3,
                                                                              2003
                                                                          --------------
     Current year same-store sales                                       $     251,911
     Prior year same-store sales                                               253,349
     Percent change                                                              -0.6%

     Current year same-store sales                                       $     251,911

     Adjustment for:
     Sales at new and closed stores                                              5,090
     Extended warranties                                                        (1,754)
     Order vs. customer receipt                                                 (2,026)
     Returns, remakes and refunds                                                 (249)
     Other                                                                        (138)
                                                                        ---------------
         Store sales                                                           252,834

     Nonstore revenues                                                          43,989

     Intercompany elimination                                                   (8,574)

                                                                        ---------------
     GAAP Basis Net Revenue                                             $      288,249
                                                                        ===============